MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

(Amended and restated, effective January 1, 2013)
The Moog Inc. Supplemental Retirement Plan (the “Plan”) was adopted by Moog Inc., effective August 22, 1978, to provide supplemental retirement benefits for key employees of the Company. The Plan was subsequently amended, or amended and restated, effective: August 30, 1983; May 19, 1987; August 30, 1988; December 12, 1996; November 11, 1999; November 29, 2001; January 1, 2005, December 31, 2008, and February 6, 2012. The Company now wishes to amend and restate the terms of the Plan, effective January 1, 2013.
Thus, the Company hereby amends and restates the Plan as follows:

ARTICLE 1
DEFINITIONS, PURPOSE AND EFFECTIVE DATE
Section 1.1.    Definitions. For purposes of the Plan, the following terms have the meanings stated below, unless the context clearly indicates otherwise:
(a)    “Alternate Payee” means a spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all or a portion of a Participant’s Benefit under the Plan.
(b)    “Beneficiary” means either a Contingent Annuitant or a Designated Beneficiary, as the case may be.
(c)    “Benefit” means all benefits provided under this Plan.
(d)    “Board” means the Board of Directors of the Corporation.
(e)    “Bonus” means an annual bonus paid to an Executive under the Profit Share Plan or other bonus plan or program of the Company.
(f)    “Cause” means: (1) any harmful act or omission that constitutes a willful and a continuing material failure by the Executive to perform the material and essential obligations under his Employment Termination Benefits Agreement (other than as a result of death or total or partial incapacity due to physical or mental illness); (2) the Executive’s conviction of a felony; (3) any willful perpetration by the Executive of a common law fraud upon the Company; or (4) any willful misconduct or bad faith omission by the Executive constituting dishonesty, fraud or immoral conduct that is materially injurious to the financial condition or business reputation of the Company.

031407.00003 Business 11033919v7

Anything in this definition to the contrary notwithstanding, the termination of the Executive’s employment by the Company will not be considered to have been for Cause if the termination results from: bad judgment or mere negligence on the part of the Executive; an act or omission by the Executive without intending to gain, directly or indirectly, a substantial personal profit to which the Executive is not legally entitled; or an act or omission by the Executive that the Executive believed in good faith to have been in the interests of the Company or not opposed to its interests.
(g)    “Change of Control” means the transfer, in one or more transactions extending over a period of not more than 24 months, of Common Stock of the Corporation possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer will be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of that Common Stock.
(h)    “Code” means the Internal Revenue Code of 1986, as amended.
(i)    “Common Stock” means the Class A and Class B $1.00 par value shares of the capital stock of the Corporation, as well as all other securities with voting rights or convertible into securities with voting rights.
(j)    “Company” means the Corporation and any subsidiaries or affiliated entities of the Corporation.
(k)    “Compensation” means, subject to Appendix B, the sum of the Executive’s High Three-Year Salary, plus the Executive’s Highest Annual Bonus.
(1)    “High Three-Year Salary” means the average annual rate of base salary paid during the Executive’s High Three Years.
(2)    “High Three Years” means the period of three consecutive calendar years (i) ending with or prior to the year in which occurs an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, and (ii) during which the sum of the Executive’s annual rate of base salary from the Company for those years is the greatest.
(3)    “Highest Annual Bonus” means the highest annual Bonus or Bonuses paid (or, if not paid, the amount, if any, that would have been payable under the terms of the Profit Share Plan) to the Executive with respect to any of the last three fiscal years prior to the occurrence of any of the following events: an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be. Notwithstanding the prior sentence, a specific Bonus may be excluded from the calculation of a Participant’s Compensation if so determined by the Compensation Committee in its sole discretion and so designated at the time the Bonus is awarded.

(l)    “Compensation Committee” means the Executive Compensation Committee of the Board.
(m)    “Contingent Annuitant” means an individual designated by a Participant on forms provided by and filed with the Company to receive an annuity under Option 2 in Section 4.3 on the death of the Participant. The Participant may change the Contingent Annuitant at any time prior to the date on which payment of the Benefit is to commence.
(n)    “Corporation” means Moog Inc., as well as any successors or assigns of Moog Inc., whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law.
(o)    “Designated Beneficiary” means the person or persons last designated by the Participant to receive the balance of payments, if any, under Option 3 of Section 4.3 following the death of the Participant. Any designation made under this Plan will be revocable, must be in writing and will be effective when filed with the Company. If the Company determines, in its sole discretion, that there is no valid designation, the Beneficiary will be the Participant’s estate.
(p)    “Disability” means a total and permanent disability. A Participant is considered to have a total and permanent disability if he or she is unable to engage in any substantial gainful activity by reason of any medically determined physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by the Compensation Committee or by a licensed practicing physician selected by the Compensation Committee.
(q)    “Early Social Security Retirement Age” means the earliest age at which a Participant may commence receiving Social Security benefits under a Social Security program.
(r)    “Employment Termination Benefits Agreement” means the written agreement between the Corporation and an Executive providing the terms and conditions of the Executive’s employment as a member of the Company’s management.
(s)    “ERP” means the Moog Inc. Employees’ Retirement Plan.
(t)    “Executive” means a Company employee who is an elected corporate officer of the Corporation at a level of vice president or above
(u)    “Grandfathered Amounts” means amounts deferred and vested before January 1, 2005, including earnings on those amounts, that are “grandfathered” under Code Section 409A and remain subject to the nonqualified deferred compensation rules in effect before January 1, 2005. Those Executives who have Grandfathered Amounts are identified in the attached Appendix C.

(v)    “Involuntary Termination of Employment” means a severance of a Participant’s employment relationship prior to age 65, other than for Cause, by or at the instigation of the Company or by or at the instigation of the Participant where the Participant’s pay has been diminished or reduced to a greater extent than any diminution or reduction of the Company’s Executives generally. Where there has been a Change of Control, Involuntary Termination of Employment also includes a termination of the employment relationship by the Participant (whether before or after age 65), within two years of the Change of Control, in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay) without the Participant’s actual or implied consent. Notwithstanding the preceding sentence, a general decrease in base pay that is approved by a majority of those Participants who are parties to Employment Termination Benefits Agreements will be considered as having been consented to for purposes of this Plan.
(w)    “Participant” means a Company employee who satisfies the participation requirements described in Article 2. The term “Participant” includes an Executive who has ceased to actively participate in the Plan but who has not received payment of his entire Benefit.
(x)    “Profit Share Plan” means any management profit sharing or incentive compensation plan of the Company covering a Participant.
(y)    “Retirement” means the retirement of a Participant from active employment with the Company at the end of the month in which the Participant attains 65 years of age or later. Retirement also means a Participant’s earlier retirement between the ages of 55 and 65 where the Participant has at least 15 Years of Service.
(z)    “Retirement Plan” means any Company-sponsored U.S. or foreign defined benefit, defined contribution or nonqualified deferred compensation retirement plan (other than the Plan), as well as a retirement plan of an Executive’s predecessor employer if service with the predecessor employer is counted for purposes of determining Benefits under this Plan.
(aa)    “Separation from Service” means a termination of a Participant’s employment with the Company for any reason. An event will be deemed to constitute a Separation from Service only if it represents a “separation from service” within the meaning of Code Section 409A and related guidance.
(bb)    “Service” means the period for which a Participant has worked or will have worked for the Company since the date the Participant was first hired by the Company. A period during which a Participant receives no compensation will not be counted for purposes of computing Years of Service. A Participant’s Service for purposes of Years of Service credit will include up to 6 months of Service during which the Participant is on a leave of absence while receiving Company-provided short-term disability insurance benefits.

(cc)    “Social Security” means the U.S. Social Security program or, where applicable, a foreign state social insurance program under which a Participant is entitled to benefits and to which the Company has made contributions.
(dd)    “Specified Employee” is an employee who is determined to be a “specified employee” within the meaning of Code Section 409A and related guidance, based on an identification date of December 31. An Executive who is a Specified Employee at any time during the 12-month period ending on December 31 will be deemed to be a Specified Employee for the 12-month period commencing the following April 1.
(ee)    “Spousal Benefits” means benefits payable to a spouse or former spouse in accordance with Section 3.7.
(ff)    “Year of Service” means a 12-month period of Service by a Participant with the Company. Years of Service are measured in years and completed months, beginning with a Participant’s last date of hire with the Company. In computing a Participant’s Years of Service for vesting and benefit accrual purposes, credit will be given for the years and completed months of Service. A Participant who becomes an employee of the Company as a result of the acquisition of an acquired business by the Company will be granted Years of Service credit for prior employment with the acquired business. Where an employee resigns from the Company and is later re-employed by the Company, the Compensation Committee may, in its sole discretion under Section 7.6, award Years of Service credit for the employee’s pre-resignation Service.
Section 1.2.    Purpose of the Plan. The Plan is an unfunded plan maintained primarily for the purpose of providing supplemental retirement benefits for a select group of management or highly compensated employees, and participation in the Plan is limited consistent with that purpose. Benefits under the Plan are intended to supplement benefits provided under a Participant’s Retirement Plan or Plans and benefits from Social Security.
Section 1.3.    Effective Date. Except as otherwise provided, the Effective Date of this amended and restated Plan is January 1, 2013. Notwithstanding the preceding sentence, the Benefits payable to any Participant who Separated from Service before the Effective Date will continue to be determined in accordance with the terms of the Plan in effect as of the Participant’s Separation from Service.
Section 1.4.    Pre-2005 Amounts and Compliance with Section 409A. The Plan will be operated in good faith compliance with Code Section 409A as of January 1, 2005. All amounts earned and vested under the Plan as of December 31, 2004 are intended to be Grandfathered Amounts. No amendment in this restated Plan is intended to be a material modification of the Plan in effect on October 3, 2004 that would subject Grandfathered Amounts to Code Section 409A. All Grandfathered Amounts remain subject to the terms of the Plan in effect as of October 3, 2004, a copy of which is attached as Appendix A. Notwithstanding anything else in this restated Plan or Appendix A, all Grandfathered Amounts will be paid at a time and in a form as determined without regard to any ERP amendments adopted and/or effective after October 3, 2004 that would cause a material modification resulting in a loss of grandfathered status for all or a portion of the Grandfathered Amounts.
Section 1.5.    Pre-2007 Amounts and Section 409A Transition Rules. Any Benefits commencing between January 1, 2005 and December 31, 2006 will be distributed in compliance with Code Section 409A transition rules governing nonqualified deferred compensation plans under which the time and form of payment of benefits is controlled by elections made under qualified plans. Under the transition rules, Benefits under the Plan that commenced before January 1, 2007 will continue to be paid at the same time and in the same form as benefit payments are made to, or on behalf of, the Participant or spouse under the ERP. Provisions governing the time and form of payment of those Benefits are contained in the Plan document attached as Appendix A.
Section 1.6.    Special Rules for “2011 Participants.” Effective February 6, 2012, special rules will apply to the Benefits payable to those Executives who were elected officers of the Corporation and were active Participants in the Plan as of November 30, 2011 (“2011 Participants”), as set forth in the attached Appendix B, which shall be incorporated into and made a part of the Plan.
ARTICLE 2

PARTICIPATION AND VESTING
Section 2.1.    Participation. A Company employee becomes a Participant in the Plan when the employee becomes an Executive and his or her participation in the Plan is approved by the Compensation Committee.
Section 2.2.    Vesting. Subject to Section 2.3 and, where applicable, Appendix B, a Participant is 100% fully vested in and eligible for payment of Benefits under the Plan if:
(a)    the Participant has at least ten Years of Service; and
(b)    the Participant has attained (1) age 65, or (2) age 60 with a combined total of age and Years of Service at least equal to 90.
Section 2.3.    Acceleration of Vesting.
(a)    In the event of a Participant’s Disability before vesting, the Participant will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.
(b)    In the event of an Involuntary Termination of Employment before vesting, other than on account of a Change of Control, a Participant who has at least ten Years of Service with the Company at the time of the Involuntary Termination of Employment will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.

(c)    In the event of a Change of Control before vesting, a Participant who has at least ten Years of Service with the Company at the time of the Change in Control will become 100% vested in and eligible for Benefits under Articles 3 and 4 of the Plan.
Section 2.4.    Forfeiture. Notwithstanding any other provision in this Plan,
(a)    in the event of a Participant’s Separation from Service for any reason before vesting, subject to Section 2.3, the Participant’s Benefit will be immediately forfeited and no Benefit will be payable under the Plan; and
(b)    in the event of a Participant’s involuntary termination for Cause, the Participant’s Benefit, whether vested or unvested, will be immediately forfeited and no Benefit will be payable under the Plan.
ARTICLE 3

BENEFITS
Section 3.1.    Amount of Benefit.
(a)    For a Participant with 25 or more Years of Service, subject to adjustment under this Article, the Benefit payable to the Participant under this Plan will equal “A” – (“B” + “C”) where “A” is 65% of the Participant’s Compensation, “B” is the Company-funded annual benefit payable to the Participant for life under one or more Retirement Plans (excluding matching contributions under the Moog Inc. Retirement Savings Plan) beginning at age 65, or, if later, at the age Benefit payments under this Plan commence, and “C” is 50% (or some other percentage as provided in Section 3.3(d)) of the primary Social Security benefit payable to the Participant, as computed in accordance with Section 3.3.

(b)    For a Participant with 10-24 Years of Service, “A” will be determined according to the following schedule:

Years of Service	“A” Total Combined Benefit Target
24	64%
23	63%
22	62%
21	61%
20	60%
19	59%
18	58%
17	57%
16	56%
15	55%
14	54%
13	53%
12	52%
11	51%
10	50%

(c)    If Benefits become payable under Section 3.5 or 3.7 on Separation from Service due to Disability or death where a Participant has fewer than ten Years of Service as of the date of death or Disability, “A” will be (i) 40%, plus (ii) an additional 1% for each actual Year of Service completed by the Participant as of the date of death or Disability.
(d)    For Participants who are or were participants in a Company-sponsored defined contribution plan, the annual benefit “B” payable to the Participant for life as of any valuation date will be determined by projecting the portion of the Participant’s account balance attributable to Company contributions to age 65 (or the date Benefit payments under this Plan begin, if later) using the expected rate of return used for determining minimum funding requirements for the ERP for the plan year ending with or immediately prior to the valuation date. The projected value so determined will be converted to an annual straight life annuity using the same interest and mortality assumptions used by the Company to determine liabilities for accounting purposes for the ERP for the fiscal year ending with or immediately prior to the valuation date. Non-dollar denominated values will be converted to U.S. dollars using the foreign exchange rate in effect as of the valuation date.
If a Participant who is or was a participant in a Company–sponsored defined contribution plan withdraws some or all of his or her account attributable to Company contributions before Benefits under this Plan commence, the actual account balance at the date of valuation will be adjusted to include an amount equal to the projected value of the withdrawn Company contributions from the date of withdrawal to the valuation date.

(e)    If the Compensation Committee so determines, in its sole discretion, benefits accrued in a retirement plan of another employer may be included in the offset determined under “B,” regardless of whether the Participant’s years of service with the other employer are counted for purposes of determining Benefits under this Plan.
Section 3.2.    Benefit Adjustment for Payment Before Age 65. Subject to Appendix B, for a Participant who begins receiving payment under this Plan before attaining age 65, the Benefit payable under this Plan will be reduced by the early payment actuarial discount established under the ERP for the commencement of benefits before age 65.
Section 3.3.    Social Security Adjustments.
(a)    In the event a Participant commences receiving Benefits prior to attainment of Early Social Security Retirement Age, the Benefit payable under this Plan will include a Social Security “bridge” payment equal to the amount of the Social Security benefit at Early Social Security Retirement Age, until such time as the Participant attains Early Social Security Retirement Age, or, if earlier, the Participant’s date of death. With respect to U.S. Social Security benefits, for a Participant commencing Benefit payments before his or her Early Social Security Retirement Age, the Social Security benefit amount to be used in determining the Benefit payable under this Plan, including the Social Security bridge payment, will be the Social Security amount that would be payable at Early Social Security Retirement Age assuming (i) the Participant’s earnings prior to Separation from Service always exceeded the Social Security maximum taxable amount (except no earnings will be assumed for years during which a Participant was not covered by Social Security), (ii) the Participant receives no Social Security covered wages subsequent to Separation from Service, (iii) an inflation rate equal to the rate used by the Company to determine liabilities for accounting purposes for the Retirement Plan for the fiscal year ending with or immediately prior to the valuation date, and (iv) national average wages increase at a rate equal to the assumed inflation rate plus 100 basis points.
(b)    With respect to U.S. Social Security benefits, in the event a Participant commences receiving Benefits at or after Early Social Security Retirement Age and before Social Security benefits have begun, the Social Security benefit amount to be used in determining the Benefit payable under this Plan will be the Social Security amount that would be payable on the actual date of Separation from Service, assuming the Participant’s earnings always exceeded the Social Security maximum taxable amount (except no earnings will be assumed for years during which a Participant was not covered by Social Security).
(c)    With respect to U.S. Social Security benefits, in the event a Participant commences receiving Benefits at or after Early Social Security Retirement Age and after Social Security benefit payments have begun, the Social Security benefit amount to be used in determining the Benefit payable under this Plan will be the Social Security amount payable on the date Social Security benefits commenced, without regard to any cost-of-living adjustments subsequently received by the Participant.

(d)    For a Participant with benefits under a foreign Social Security program, the percentage offset under “C” in Section 3.1(a) may be adjusted to reflect the percentage of the Company contribution made under the foreign Social Security program and in a manner consistent with the adjustments described above with respect to the U.S. Social Security program.
(e)    Any increases in Social Security benefits payable to a Participant after Separation from Service will not be considered in determining any Benefit payable under this Plan.
Section 3.4.    Benefit Commencing After Age 65. In the event a Participant retires after age 65, the amount of Benefit payable under this Plan at Separation from Service will not be adjusted other than as provided under this Article 3. In the event a Participant commences payment after age 65 in accordance with an election made under Section 4.8, the amount of Benefit payable under this Plan will not be adjusted for payment commencement later than age 65. If distribution of Benefits under the Plan with respect to a Participant who is still employed by the Company has commenced as of the end of any fiscal year, then any additional accruals to which the Participant may be entitled under the Plan by virtue of his or her continued employment will be reduced (but not below zero) by the actuarial equivalent of the in-service distributions of Benefits.
Section 3.5.    Benefit Upon Separation from Service. Upon a Participant’s Separation from Service for any reason, including Disability, after vesting, other than in the case of an Involuntary Termination on account of a Change of Control, the Participant’s Benefit will be determined under Sections 3.1 and 3.2.
Section 3.6.    Benefit Upon a Change of Control. Upon an Involuntary Termination of Employment on account of a Change of Control, a Participant’s Benefit will be determined as follows: the Benefit will be determined under Sections 3.1 and 3.2 using the greater of the Compensation paid to the Participant prior to the Change of Control or the Compensation paid to the Participant prior to the Involuntary Termination of Employment.
Section 3.7.    Spousal Benefit Upon Death.
(a)    Except as provided in this Section, there is no death benefit payable under this Plan.
(b)    Notwithstanding Section 3.7(a), if a married Participant dies before commencing Benefit payments under this Plan, the Participant’s surviving spouse will be entitled to payment of a Spousal Benefit under this Plan, provided (i) the Participant has at least five Years of Service with the Company, and (ii) the Participant and the surviving spouse were married for at least 12 months prior to the Participant’s death. Payment of the Spousal Benefit under this Section will be made in the form of a life annuity.

The amount of the Spousal Benefit will be 50% of the Benefit that would otherwise have been payable to the Participant had the Participant (1) attained at least age 65 on the day before his death, (2) elected a joint and 50% survivor annuity with his spouse; and (3) retired the day before his death. If payment under this Section commences before the Participant would have attained age 65, the Spousal Benefit will be calculated by (i) reducing the Participant’s Benefit at age 65, determined in the form of a straight life annuity, by the early payment actuarial discount established under the ERP for the commencement of benefits before age 65, (ii) converting the benefit to a joint and 50% survivor annuity based on the Participant’s and surviving spouse’s actual ages at the time of the Participant’s death, and (iii) multiplying the benefit that would have been payable to the Participant by 50%. In the event payment under this Section begins before the Participant would have attained age 55, the Participant’s Benefit will be reduced by the actuarial discount under the ERP to age 55, and then actuarially reduced from age 55 to the age the Participant would have attained on the date payments of the Spousal Benefit would begin using the definition of Actuarial Equivalent established under the ERP.
If necessary to effectuate the terms of a domestic relations order, an Alternate Payee may be treated as a surviving spouse for the purposes of this Spousal Benefit, provided the Benefit payable under this Section does not exceed the amount the Alternate Payee would have received under the domestic relations order had the Participant not died before commencing payment of his or her Benefit.
Section 3.8.    Additional Adjustments. Other appropriate adjustments may be made in good faith where necessary to achieve the intended Benefits under the Plan, or to prevent violation of the requirements of Code Section 409A.
ARTICLE 4

TIME AND FORM OF BENEFIT PAYMENT
Section 4.1.    Time of Payment. Unless a valid election to defer the time of payment has been made under this Article, payment of a Participant’s vested Benefit will be made as follows:
(a)    Subject to Sections 4.8 and 4.9 and Appendix B, in the event of a Separation from Service for any reason other than death, payment will commence as soon as practicable but not later than 90 days following the later of (1) the Participant’s Separation from Service or (2) the Participant’s attainment of age 60.
(b)    Payment of a Spousal Benefit under Section 3.7 will commence as follows:
(1)    If the Participant had attained at least age 50 at the time of his death, payment of the Spousal Benefit will commence as soon as practicable, but not later than 90 days, following the death of the Participant.

(2)    If the Participant had not yet attained age 50, payment of the Spousal Benefit will commence on the first day of the month coincident with or following the date the Participant would have attained age 50 had he survived.
Section 4.2.    Normal Form of Payment. If a Participant does not make an election in the time and manner specified in this Article to receive payment of his Benefit in one of the optional forms of Benefit described in Section 4.3, the Participant’s Benefit will be paid as follows:
(a)    If the Participant is married at the time Benefit payment commences, payment will be made in the form of an actuarially reduced joint and 50% survivor annuity with the Participant’s spouse.
(b)    If the Participant is not married at the time Benefit payment commences, payment will be in the form of a straight life annuity.
Section 4.3.    Optional Forms of Payment.
(a)    The payment options that may be elected under this Article are:
(1)    Option 1. A straight life annuity.
(2)    Option 2. An actuarially reduced annuity payable to the Participant during the Participant’s life, with a life annuity payable after the Participant’s death to a Contingent Annuitant in an amount selected by the Participant that is equal to 50%, 66 2/3%, 75%, or 100% of the amount payable to the Participant. The Participant may divide his Benefit into two or more parts, not necessarily equal, and apply each part separately under this Option and designate a different Contingent Annuitant for each part. Election of Option 2 is conditional upon the statement in the election of the name and sex of each Contingent Annuitant and also upon the delivery to the Company, within 90 days after filing the election of proof satisfactory to the Committee, of the age of each Contingent Annuitant. If the Contingent Annuitant dies prior to the commencement of payment of the Benefit to the Participant, the election of the option will be considered null and void. If a Participant dies before the first Benefit payment is made, no payments will be made to the Contingent Annuitant, except as provided under Section 3.5 for a spouse or Alternate Payee. If the Contingent Annuitant predeceases the Participant after payment of Benefits have commenced to the Participant, the Participant will continue to receive the reduced annuity without change.
(3)    Option 3. An actuarially reduced annuity payable to the Participant during the Participant’s life or for a stated minimum period of years, whichever is longer, and after the Participant’s death payable for the balance, if any, of the stated minimum period of years to the Participant’s Designated Beneficiary. Upon the death of the survivor of the Participant and his or her Designated Beneficiary, the remaining payments, if any, will be computed at 3% interest, compounded annually, and paid in a single lump sum to the legal representative of the survivor.

(b)    Spousal consent is not required for a married Participant to elect any of the payment options available under the Plan.
(c)    An “actuarially reduced annuity” is one that has the same value as the annuity payable as a straight life annuity using the definition of Actuarial Equivalent established under the ERP.
Section 4.4.    Social Security Bridge Payment. Survivor benefits payable under a joint and survivor annuity in accordance with this Article will not include any Social Security bridge payment provided under Section 3.3(a) to a Participant who commences Benefit payments prior to attaining Early Social Security Retirement Age.
Section 4.5.    Payment Under a Domestic Relations Order. Notwithstanding Sections 4.2 and 4.3, a Participant’s Benefit may be divided and all or a portion paid to an Alternate Payee under the terms of a domestic relations order. Payment to an Alternate Payee may commence prior to the date payment to the Participant would otherwise commence, and may be made in a single lump sum or in any form permitted under the Plan. If necessary to effectuate the terms of a domestic relations order that requires payment to an Alternate Payee under a shared payment arrangement, a Participant will be permitted to elect a joint and survivor annuity that provides for a survivor benefit with the Alternate Payee in any whole percentage between 5% and 100% in accordance with the terms of the order. The Participant will not be permitted to change the form of payment or percentage of a survivor annuity once payment of the Benefit has commenced
Section 4.6.    Elections. A Participant may make a written election on a form provided by the Company to receive payment of his or her Benefit in the normal form described in Section 4.2 or in one of the optional forms of Benefit described in Section 4.3. If a Participant fails to make a valid election under this Section, payment will be made in accordance with Section 4.2. A Participant will be permitted at any time prior to commencement of payment of the Benefit to make or change his or her election to receive payment under any of the actuarially equivalent forms of annuity provided under the Plan.
Section 4.7.    Special 409A Transitional Rules. Consistent with the provisions found in Internal Revenue Service Notice 2005-1 and regulations proposed under Code Section 409A, all Participants with any Benefits that are not Grandfathered Amounts were permitted, prior to December 31, 2006, to make a payment election in 2006 regarding the time and form under which all Benefits that are not Grandfathered Amounts are to be paid. The elections were required to be made from among the choices specified in Sections 4.2 and 4.3. A Participant was not, however, permitted in calendar year 2006 to change payment elections with respect to payments that the Participant would otherwise have received in 2006, or cause payments to be made in 2006. If a Participant with non-grandfathered Benefits failed to make an election under this Section, those amounts will be paid in accordance with Section 4.2.
Section 4.8.    Subsequent Elections. At any time, Participants may elect to change the date on which they are to commence receiving Benefits under the Plan, other than on account of death, provided:

(a)    the election is made in writing,
(b)    the election is not effective until 12 months after the date on which the election is made,
(c)    in the case of a payment to be made at a specified time or pursuant to a fixed schedule, the election is made not less than 12 months before the date of the first scheduled payment, and
(d)    the first payment with respect to which the subsequent election is made is deferred for a period of not less than 5 years from the date the payment would otherwise have been made.
Section 4.9.    Six-Month Delay. If a Participant who is a Specified Employee is eligible to receive payment of a Benefit solely because that Participant has “separated from service” within the meaning of Code Section 409A, no Benefits will be paid prior to the date that is 6 months after the date of Separation from Service (or, if earlier, the date of death of the Participant). Payments to which a Participant would otherwise be entitled during the first 6 months following the date of Separation from Service will be accumulated and paid, along with any interest, on the day that is 6 months after the date of Separation from Service. During the period of payment suspension, all amounts accumulated will earn interest. Interest will be calculated using the average of the monthly borrowing rate under the Company's principal U.S. credit facilities or its equivalent for the 6 months prior to termination of service. Interest due the Participant will be determined by multiplying each delayed payment by the interest rate as determined, with the product then multiplied by a fraction, the numerator of which is the number of months each payment was delayed and the denominator of which is 12.
ARTICLE 5

AMENDMENT, SUSPENSION, OR TERMINATION
Section 5.1.    Amendment, Suspension, or Termination. While the Company expects to continue the Plan indefinitely, it reserves the right to amend or terminate the Plan, in whole or in part, at any time by action of the Board.
Section 5.2.    No Reduction. No amendment or termination of the Plan may impair or adversely affect any Benefit accrued under the Plan as of the date of such action, except with the consent of the Participant or spouse entitled to receive the Benefit. In the event of a Plan amendment adversely affecting benefits, or a termination of the Plan, each Participant’s interest will be determined as if the Participant retired as of the date of the amendment or termination; provided, however, that in the event of such an amendment or termination after a Change of Control, the Plan will continue and Benefits will continue to accrue under the Plan, based on the terms of the Plan as of the date preceding the amendment or termination, for all individuals who are Participants or spouses on that date.

ARTICLE 6

AGREEMENT NOT TO COMPETE
Section 6.1.    General Rule. Payment of Benefits under this Plan is contingent upon the Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of three years after termination of employment or the attainment of 65 years of age. In the event a Participant competes with the business of the Company in violation of this provision, payment of Benefits under this Plan will be suspended so long as the Participant engages in activity deemed to be in competition with the business of the Company. If a Participant ceases competing with the business of the Company or the restriction in the first sentence expires, payment of Benefits under this Plan will resume. However, the Participant will not be entitled to retroactive payment of any Benefits that were suspended under the terms of this Section.
Section 6.2.    Change of Control. Notwithstanding the preceding Section, this Article 6 will not apply to a Participant after the Participant’s Involuntary Termination of Employment on account of a Change of Control.
ARTICLE 7

GENERAL PROVISIONS
Section 7.1.    Funding. The Plan is maintained as an unfunded Plan that is not intended to meet the qualification requirements of Code Section 401. All Benefits under this Plan are payable solely from the general assets of the Company, and a Participant or spouse has only the rights of a general unsecured creditor of the Company with respect to any Benefit payable under this Plan. No Benefit payable under this Plan will be payable from the trust fund maintained under or in accordance with the provisions of the ERP. The Company, however, has established a grantor trust, to which the Company makes contributions from time to time in accordance with the terms of the Trust Agreement.
Section 7.2.    Withholding. The Company has the right to deduct or withhold from the Benefit paid under the Plan (or from other amounts payable to the Participant, if necessary) all taxes that are required to be deducted or withheld under any provision of law of the United States or any other tax jurisdiction (including, but not limited to, U.S. Social Security and Medicare taxes (FICA) and income tax withholding) now in effect or that may become effective any time during the term of the Plan. The Company may accelerate the time or schedule of a payment in an amount sufficient to pay the FICA tax imposed on the Benefit, in addition to any additional income taxes imposed as a result of the accelerated payment, at the time the taxes are due. The total payment under this acceleration provision must not exceed the aggregate of the FICA amount and the income tax withholding related to that amount.

Section 7.3.    Administration. The Plan is administered by the Compensation Committee, which has full authority and power to: (a) administer the Plan; (b) construe the Plan terms; (c) make factual determinations; (d) resolve any ambiguities or inconsistencies; (e) determine eligibility for participation or benefits; and (f) decide all questions arising in the Plan administration, interpretation or application. All such actions or decisions made after a Change of Control will be subject to a de novo standard of judicial review.
Section 7.4.    Non-Assignability. No Benefit under this Plan may be assigned or alienated, or be subjected by attachment or otherwise to the claims of creditors of any Participant or spouse.
Section 7.5.    No Right to Continued Service. Neither the Plan nor any of its provisions may be construed as giving any Participant a right to continued employment with the Company.
Section 7.6.    Special Arrangements. Special rules or contractual arrangements for individual Executives may be approved by the Compensation Committee, in its discretion, and memorialized in appendices to the Plan.
Section 7.7.    Attorney’s Fees. In the event that any dispute or difference arising under or in connection with this Plan results in arbitration or litigation, the Company will reimburse the Participant for all reasonable attorney’s fees and expenses if the Participant prevails in the proceeding.
Section 7.8.    Notice. Each notice and other communication concerning the Plan must be in writing and is deemed given only when (a) delivered by hand, (b) transmitted by telex or telecopier (provided that a copy is sent at approximately the same time by registered or certified mail, return receipt requested), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service. Notice must be given to the Company at its principal office and to a Participant at his or her last known address (or to such other address or telecopier number as a party may specify by notice given to the other party in accordance with this Section).
Section 7.9.    Claims Procedures. If a Participant, spouse, Beneficiary, or Alternate Payee (the “Claimant”) does not receive the Benefit to which the Claimant believes he or she is entitled, the Claimant may file a claim in writing with the Compensation Committee. The Compensation Committee will establish a claims procedure with the following provisions:
(a)    Notification of Decision. If the claim is wholly or partially denied, the Compensation Committee will notify the Claimant in writing within 90 days after the claim has been received (unless special circumstances require an extension of up to 90 additional days). The written notification must state the specific reasons for the denial of the claim and the specific references to the Plan provisions on which the denial is based. It must describe any additional material the Claimant may need to submit to the Compensation Committee to have the claim approved and must give the reasons the material is necessary. In addition, the notice must explain the claim review procedure and be written in a manner calculated to be understood by the Claimant.
(b)    Claim Review Procedure. If the Claimant receives a notice that the claim has been denied, the Claimant, or his or her authorized representative, may appeal to the Compensation Committee for a review of the claim. The Claimant must submit a request for review in writing to the Compensation Committee no later than 60 days after the date the written notice of the claim denial is received. The Claimant, or his or her representative, may then review Plan documents that pertain to the claim and may submit issues and comments in writing to the Compensation Committee. The Compensation Committee must give the claim for review a full and fair review and must deliver to the claimant a written determination of the claim, including specific reasons for the decision, not later than 60 days after the date the Compensation Committee received the request for review (unless special circumstances require an extension of up to 60 additional days). The decision of the Compensation Committee will be final and conclusive.
Section 7.10.    New York Law Controlling. The Plan will be construed in accordance with the laws of the State of New York.
Section 7.11.    Severability. Every provision of the Plan is intended to be severable. If any provision of the Plan is illegal or invalid for any reason whatsoever, the illegality or invalidity of that provision will not affect the validity or legality of the remainder of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provision had never been made part of the Plan.
Section 7.12.    Binding on Successors. The Plan is binding upon the Participants and the Company, their heirs, successors, legal representatives and assigns.
Section 7.13.    Code Section 409A Savings Clause. Notwithstanding any other provision in this Plan, to the extent any amounts payable under this Plan (a) are subject to Code Section 409A, and (b) the time or form of payment of those amounts would not be in compliance with Code Section 409A, then, to the extent possible, payment of those amounts will be made at such time and in such a manner that payment will be in compliance with Code Section 409A. If the time or form of payment cannot be modified in such a way as to be in compliance with Code Section 409A, then the payment will be made as otherwise provided in this Plan, disregarding the provisions of this Section.
Section 7.14.    409A Liability Limitation. Benefits under the Plan are intended to comply with the rules of Code Section 409A and will be construed accordingly. However, the Company will not be liable to any Participant, spouse or Beneficiary with respect to any benefit related adverse tax consequences arising under Section 409A or other provision of the Code. All terms of this Plan that are undefined or ambiguous must be interpreted in a manner that is consistent with Code Section 409A if necessary to comply with Code Section 409A.

Moog Inc.

Date:    May __, 2013            By: ________________________________

APPENDIX A

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

Effective November 29, 2001

APPENDIX B

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

SPECIAL RULES APPLICABLE TO 2011 PARTICIPANTS

APPENDIX C

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

PARTICIPANTS WITH GRANDFATHERED AMOUNTS

1.    Richard A. Aubrecht
2.    Robert T. Brady
3.    Joe C. Green

APPENDIX A
MOOG INC. SUPPLEMENTAL RETIREMENT PLAN

[ADOPTED: AUGUST 22, 1978; AMENDED: AUGUST 30, 1983,
MAY 19, 1987, AUGUST 30, 1988, DECEMBER 12, 1996, NOVEMBER 11, 1999,
AND NOVEMBER 29, 2001]

ARTICLE I.

Purpose, Definitions, Administration, Amendment
The Moog Inc. Supplemental Retirement Plan is an unfunded plan, not intended to qualify under the Internal Revenue Code, maintained for the purpose of providing additional retirement benefits for a select group of management or highly compensated employees of Moog Inc., and participation in the Moog Inc. Supplemental Retirement Plan is limited consistent with such purpose. Benefits under the Moog Inc. Supplemental Retirement Plan are intended to supplement benefits provided under the Moog Inc. Employees’ Retirement Plan and benefits received from Social Security.
The following words and phrases as used herein have the following meanings:
“Cause” means: any harmful act or omission that constitutes a willful and a continuing material failure by the Executive to perform the material and essential obligations under his Employment Termination Benefits Agreement (other than as a result of death or total or partial incapacity due to physical or mental illness); or the Executive’s conviction of a felony, or any willful perpetration by the Executive of a common law fraud upon the Company; or any willful misconduct or bad faith omission by the Executive constituting dishonesty, fraud or immoral conduct, which is materially injurious to the financial condition or business reputation of the Company. Anything in this definition to the contrary notwithstanding, the termination of the Executive’s employment by the Company is not considered to have been for Cause if the termination resulted from: bad judgment or mere negligence on the part of the Executive; or an act or omission by the Executive without intending to gain, directly or indirectly, a substantial personal profit to which the Executive was not legally entitled; or an act or omission by the Executive that the Executive believed in good faith to have been in the interests of the Company or not opposed to such interests.
“Change of Control” means the transfer in one or more transactions, extending over a period of not more than 24 months of Common Stock of the Company possessing 25% or more of the total combined voting power of all Class A and Class B Shares of Common Stock. A transfer shall be deemed to occur if shares of Common Stock are either transferred or made the subject of options, warrants, or similar rights granting a third party the opportunity to acquire ownership or voting control of such Common Stock.
“Code” means the Internal Revenue Code of 1986, as amended and as it may be amended.
“Common Stock” means the Class A and Class B $1.00 par value shares of the capital stock of the Company, as well as all other securities with voting rights or convertible into securities with voting rights.
“Company” means Moog Inc., as well as any successors or assigns of Moog Inc., whether by transfer, merger, consolidation, acquisition of all or substantially all of the business assets, change in identity, or otherwise by operation of law and for purposes of employment of an Executive shall also mean any parent, subsidiary or affiliated entity to whom Executive’s services may be assigned.
“Compensation” means the sum of:
(1)    The average of the highest consecutive three-year base salary paid or payable to the Executive in or on account of a fiscal year prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, plus

(2)    The highest annual bonus paid or payable to the Executive with respect to any of the last three fiscal years prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, plus

(3)    The highest annual profit share paid to the Executive with respect to any of the last three fiscal years prior to Retirement, Involuntary Termination of Employment, or a Change of Control, as the case may be, or, if not paid, the amount of the unpaid profit share, if any, that would have been payable under the terms of the Profit Share Plan.

“Compensation Committee” means the Executive Compensation Committee of the Board of Directors of the Company (the “Board”), as it is constituted from time to time.
“Disability” means the inability of Executive to perform a substantial portion of his duties for a continuous period of 6 months or more.
“Employment Termination Benefits Agreement” means the written agreement between the Company and the Executive providing the terms and conditions of the Executive’s employment as a member of the Company’s management.
“Executive” means an employee of the Company who participates in the Moog Inc. Employees’ Retirement Plan, who is an officer of the Company and who is a party to an Employment Termination Benefits Agreement.
“Involuntary Termination of Employment” means a severance of the Participant’s employment relationship prior to age 65, other than for death, Disability, Retirement, or Cause, by or at the instigation of Company or by or at the instigation of Participant where Participant’s pay has been diminished or reduced to a greater extent than any diminution or reduction of Company’s Executives generally, or where there has been a Change of Control, Involuntary Termination of Employment shall also include a termination of the employment relationship by Participant (whether before or after age 65), within two years of the Change of Control, in those circumstances where the duties, responsibilities, status, base pay or perquisites of office and employment have been diminished or downgraded, or substantially increased (other than base pay) without Participant’s actual or implied consent; provided, however, that a general increase or decrease in base pay which is approved by a majority of those Participants who are parties to Employment Termination Benefits Agreements will be considered as having been consented to for purposes of this Plan.
“Moog Inc. Employees’ Retirement Plan” means the Moog Inc. Employees’ Retirement Plan, as amended and restated effective as of January 1, 1989, as amended and as it may be amended, or any successor Company Retirement Plan, as in effect as of the date that a benefit is calculated under the Plan.
“Participant” means an Executive who is a Participant in the Plan pursuant to Article II. The word “Participant” includes a person who has ceased to actively participate in the Plan but who has not received payment of all of his Plan benefits.
“Plan” means the Moog Inc. Supplemental Retirement Plan, as set forth herein and as it may be amended.
“Retirement” means the election of Executive to retire from active employment with Company at the end of the month in which Executive attains 65 years of age or thereafter. Retirement shall also mean a similar election by Executive prior to age 65, where Executive elects to receive early Retirement benefits under the Moog Inc. Employees’ Retirement Plan.
“Spouse” means a surviving spouse receiving benefits, if any, payable under the Moog Inc. Employees’ Retirement Plan because of the death of a Participant, and includes a spouse receiving either pre-retirement surviving spouse benefits or survivor’s benefits because of the form of payment elected by the Participant under the Moog Inc. Employees’ Retirement Plan.

“Supplemental Benefit” means the income, if any, payable to a Participant or Beneficiary pursuant to Article III of the Plan.
“Year of Service” has the same meaning as defined in the Moog Inc. Employees’ Retirement Plan for benefit accrual purposes.
The Plan shall be operated under the direction of the Compensation Committee, which shall have all authority and powers necessary to administer the Plan and construe the Plan terms, make factual determinations, resolve any ambiguities or inconsistencies, determine eligibility for participation or benefits, and decide all questions arising in the Plan administration, interpretation or application; provided, however, that all such actions or decisions made after a Change of Control shall be subject to a de novo standard of judicial review.
While the Company expects to continue the Plan indefinitely, it reserves the right to amend the Plan at any time and from time to time or to discontinue the Plan at any time, by action of its Board. No amendment or discontinuance of the Plan shall impair or adversely affect any benefits accrued under the Plan as of the date of such action, except with the consent of the Participant or Spouse entitled to receive such benefits. In the event of an amendment of the Plan affecting benefits, or discontinuance of the Plan, the interest of each Participant shall be determined as if each Participant retired as of the date of such amendment or discontinuance; provided, however, that in the event of such an amendment or discontinuance after a Change of Control, the Plan shall continue and benefits shall continue to accrue under the Plan, based on the terms of the Plan as of the date preceding such action, for all individuals who are Participants or Spouses on such date.

ARTICLE II.

Eligibility
Each Executive shall be a Participant eligible for Supplemental Benefits pursuant to Article III of the Plan, provided the Executive has at least ten continuous Years of Service with the Company and (except as provided in Article VIII) elects Retirement; provided, however, that at the time of Retirement, the Participant must have attained (1) age 65 or later or (2) age 60 or later with a combined total of age and Years of Service with the Company at least equal to 90; provided, further, that Supplemental Benefits shall be payable to an Executive who receives benefits under the Moog Inc. Employees’ Retirement Plan because of Disability, without regard to such Participant’s eligibility for early or normal Retirement benefits under this Plan. Supplemental Benefits shall be payable to a Spouse who receives pre-retirement surviving spouse benefits under the Moog Inc. Employees’ Retirement Plan because the Executive died before commencing benefit payments under the Moog Inc. Employees’ Retirement Plan.
Eligibility for the benefits of this Plan is limited to Executives of the Company and does not extend to officers or executives of any affiliate or subsidiary.
ARTICLE III.

Benefits
For an Executive with 25 or more Years of Service with the Company, the Supplemental Benefit payable to the Executive under this Plan (determined based on the payment form elected under the Moog Inc. Employees’ Retirement Plan) shall equal the excess, if any, of “(a)” over “(b)” + ”(c)” where “(a)” is 65% of the Executive’s Compensation, “(b)” is the benefit that would be paid to the Executive under the Moog Inc. Employees’ Retirement Plan at age 65, and “(c)” is one-half the primary Social Security benefit of the Executive at age 65. For an Executive with 10-24 Years of Service, “(a)” will be determined according to the following schedule:

Years of Service	(a) Total Combined Benefit Target
24	64%
23	63%
22	62%
21	61%
20	60%
19	59%
18	58%
17	57%
16	56%
15	55%
14	54%
13	53%
12	52%
11	51%
10	50%

Early payment of Supplemental Benefits under this Plan shall be made to an Executive who elects earlier Retirement under the Moog Inc. Employees’ Retirement Plan; provided, however, that no early payment shall be made unless the Executive’s Retirement is at age 60 or later with a combined total of age and Years of Service with the Company at least equal to 90; provided, further, that the Supplemental Benefits payable under this Plan shall be reduced by the early payment actuarial discount established under the Moog Inc. Employees’ Retirement Plan for the commencement of benefits before age 65. Notwithstanding the foregoing, Supplemental Benefits shall be payable to an Executive who receives benefits under the Moog Inc. Employees’ Retirement Plan because of Disability, without regard to such Participant’s eligibility for early or normal Retirement benefits under this Plan.
In the event of commencement of Supplemental Benefits prior to attainment of age 62, the Supplemental Benefit payable under this Plan shall include a Social Security “bridge” payment equal to the amount of the Social Security benefit at age 62, until such time as the Executive attains age 62.
In the event of commencement of Supplemental Benefits between age 62 and age 65, the Social Security benefit amount to be used in determining the Supplemental Benefit payable under this Plan shall be the Social Security benefit amount payable on the actual date of Retirement.

A Spouse shall receive a payment of Supplemental Benefits determined by applying the above benefit formula if, and to the extent that, the Spouse receives pre‑retirement surviving spouse benefits under the Moog Inc. Employees’ Retirement Plan because the Executive died before commencing benefit payments under the Moog Inc. Employees’ Retirement Plan; provided, however, that if the Executive had not attained age 65 when he died, the Supplemental Benefits shall be determined as if the Executive attained age 65 on the day before his death.
Supplemental Benefits under this Plan, to which a Spouse is entitled pursuant to the preceding paragraph, shall be paid to a Spouse who receives pre‑retirement surviving spouse benefits from the Moog Inc. Employees’ Retirement Plan before the Participant would have attained age 65; provided, however, that the Supplemental Benefits payable under this Plan shall be reduced by the early payment actuarial discount established under the Moog Inc. Employees’ Retirement Plan for the commencement of benefits before age 65.

ARTICLE IV.

Time and Form of Benefit Payment
Any benefit under this Plan shall be paid to the Participant, or his Spouse, at the same time and in the same form and manner as benefit payments are made to, or on behalf of, the Participant or Spouse under the Moog Inc. Employees’ Retirement Plan, except as otherwise provided in Article III.
ARTICLE V.
Funding
This Plan shall be maintained as an unfunded Plan which is not intended to meet the qualification requirements of Section 401 of the Code. All benefits under this Plan shall be payable solely from the general assets of the Company and a Participant or Spouse shall have only the rights of a general unsecured creditor of the Company. No benefits under this Plan shall be payable from the trust fund maintained under or in accordance with the provisions of the Moog Inc. Employees’ Retirement Plan. The Company, however, has established a grantor trust, to which the Company makes contributions from time to time in accordance with the terms of the Trust Agreement.

ARTICLE VI.
Effective Date
The Effective Date of this Plan shall be October 1, 1978. The Effective Date of the amendment and restatement of this Plan shall be November 29, 2001, and the amended and restated terms of the Plan shall apply to only Participants employed by the Company on or after the Effective Date of the amendment and restatement.
ARTICLE VII.
Agreement Not to Compete
Payment of benefits under this Plan is contingent upon the Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of three years after Retirement or the attainment of 65 years of age. In the event a Participant shall compete with the business of the Company, payment of benefits under this Plan shall be suspended so long as such Participant engages in activity deemed to be in competition with the business of the Company. Notwithstanding the foregoing, this Article VII shall not apply to a Participant after the Participant’s Involuntary Termination of Employment by virtue of a Change of Control.
ARTICLE VIII.
Benefits Upon Certain Terminations or Change of Control
The provisions of this Article VIII shall apply only where there has been an Involuntary Termination of Employment or a Change of Control.
Upon an Involuntary Termination of Employment, other than by virtue of a Change of Control, a Participant who would be eligible to receive benefits under this Plan if he was then age 65 or more, shall be vested in his benefits under this Plan upon such Involuntary Termination of Employment and, upon attainment of age 65, shall receive such benefits determined as follows: the benefit payable at age 65 shall be determined under Article III using the Executive’s Compensation paid prior to such Involuntary Termination of Employment, instead of Compensation paid prior to Retirement, subject to further adjustment by reducing the combined benefit target of Article III by one percent for each year of the Participant’s age under 65 at the time of such Involuntary Termination of Employment. For example, a Participant age 45 at the time of such

Involuntary Termination of Employment, with 15 Years of Service to the Company, upon attaining age 65, would have a combined benefit target of 44 percent (55 percent - (55 percent x 20 percent)  =  44 percent) instead of the combined benefit target of 55 percent that would be payable if the Participant were then 65 years of age with 15 Years of Service.
Upon a Change of Control, a Participant who would be eligible to receive benefits under this Plan if he was then age 65 or more, shall be vested in his benefits under this Plan upon such Change of Control and, upon attainment of age 65, shall receive such benefits determined as follows: the benefit payable at age 65 shall be determined under Article III using the greater of the Compensation paid to the Executive prior to such Change of Control or the Compensation paid to the Executive prior to Retirement.
ARTICLE IX.
Miscellaneous
Social Security: Any increases in Social Security benefits payable to a Participant after Retirement shall not be considered in determining any benefits payable under this Plan.
Nonassignability: No benefit under this Plan shall be assigned or alienated, or be subjected by attachment or otherwise to the claims of creditors of any Participant or Spouse.
Nonguarantee of Employment: This Plan shall not be construed as giving any Participant the right to be retained in the employment of the Company.
Death Benefits: Except as provided in Article III (with respect to the payment of benefits under this Plan to a Spouse because pre‑retirement surviving spouse benefits are payable under the Moog Inc. Employees’ Retirement Plan) or Article IV (with respect to the payment of benefits under this Plan to a Spouse because of the form and manner of benefit payments elected by the Participant under the Moog Inc. Employees’ Retirement Plan), there shall be no death benefit payable under this Plan.
Deferred Retirement: In the event that a Participant elects a deferred Retirement date after age 65, the amount of benefit payable under this Plan at Retirement shall not be adjusted other than as provided by the benefit formulas in Article III.

Attorney’s Fees: In the event that any dispute or difference arising under or in connection with this Plan results in arbitration or litigation, Company shall reimburse Executive for all reasonable Attorney’s Fees and expenses if Executive prevails in such proceeding.

APPENDIX B

MOOG INC. SUPPLEMENTAL RETIREMENT PLAN
SPECIAL RULES APPLICABLE TO 2011 PARTICIPANTS
Amended and Restated, Effective January 1, 2013
The special rules provided in this Appendix B were established effective February 6, 2012 for Benefits payable to those elected officers of the Company who are active Participants in the Moog Inc. Supplemental Retirement Plan (the “Plan”) as of November 30, 2011 (the “2011 Participants”). The special rules provided in this Appendix B will not apply to any Participant who, prior to November 30, 2011, has ceased to actively participate in and accrue benefits in the Plan, regardless of whether the Participant has received payment of his entire benefit. Effective January 1, 2013, this Appendix B is hereby amended and restated to reflect the contemporaneous amendment and restatement of the Plan.
1.    Compensation. In lieu of the definition provided in Section 1.1(k) of the Plan, the following definition of “Compensation” will apply to Benefits payable to 2011 Participants:
(k)    “Compensation” means the sum of the Executive’s High Three-Year Salary, plus the Executive’s Highest Annual Bonus.
(1)    “High Three-Year Salary” means the average annual rate of base salary paid during the Executive’s High Three Years.
(2)    “High Three Years” means the period of three consecutive calendar years (i) ending with or prior to the year in which occurs an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be, and (ii) during which the sum of the Executive’s annual rate of base salary from the Company for those years is the greatest.
(3)    “Highest Annual Bonus” means the highest annual Bonus or Bonuses paid (or, if not paid, the amount, if any, that would have been payable under the terms of the Profit Share Plan) to the Executive with respect to any of the last five fiscal years prior to the occurrence of any of the following events: an Involuntary Termination of Employment, a Change of Control or a Separation from Service due to Disability, Retirement or other voluntary termination of employment, as the case may be. Notwithstanding the prior sentence, a specific Bonus may be excluded from the calculation of a Participant’s Compensation if so determined by the Compensation Committee in its sole discretion and so designated at the time the Bonus is awarded.

2.    Vesting. In lieu of the vesting rules provided in Section 2.2 of the Plan, the following rules will apply to Benefits payable to 2011 Participants:
Section 2.2.    Vesting. Subject to Section 2.3, a 2011 Participant is 100% fully vested in and eligible for payment of Benefits under the Plan if:
(a)    the 2011 Participant has at least ten Years of Service with the Company; and
(b)    the 2011 Participant has attained (1) age 65, or (2) age 57 with a combined total of age and Years of Service with the Company at least equal to 90.
3.    Benefit Adjustment. In lieu of the benefit adjustment rules provided in Section 3.2 of the Plan, the following rules will apply to Benefits payable to 2011 Participants:
Section 3.2.    Benefit Adjustment for Payment Before Age 65. For a 2011 Participant who begins receiving payment under this Plan before attaining age 65, the Benefit payable under this Plan will not be reduced by the early payment actuarial discount established under the ERP for the commencement of benefits before age 65.
4.    Spousal Benefit. In lieu of the Spousal Benefit rules provided in Section 3.7(b) of the Plan, the following rules will apply to Spousal Benefits payable upon the death of a 2011 Participant:
(b)    Notwithstanding Section 3.7(a), if a married 2011 Participant dies before commencing Benefit payments under this Plan, the 2011 Participant’s surviving spouse will be entitled to payment of a Spousal Benefit under this Plan, provided (i) the 2011 Participant has at least 5 Years of Service with the Company, and (ii) the 2011 Participant and the surviving spouse were married for at least 12 months prior to the 2011 Participant’s death. Payment of the Spousal Benefit under this Section will be made in the form of a life annuity.
The amount of the Spousal Benefit will be 50% of the Benefit that would otherwise have been payable to the 2011 Participant had the 2011 Participant (1) attained at least age 65 on the day before his death, (2) elected a joint and 50% survivor annuity with his spouse; and (3) retired the day before his death. If necessary to effectuate the terms of a domestic relations order, an Alternate Payee may be treated as a surviving spouse for the purposes of this Spousal Benefit, provided the Benefit payable under this Section does not exceed the amount the Alternate Payee would have received under the domestic relations order had the 2011 Participant not died before commencing payment of his or her Benefit.
5.    Time of Payment. In lieu of the time of payment rules provided in Section 4.1(a) of the Plan, the following rules will apply to the payment of a 2011 Participant’s vested Benefit:

(a)    Subject to Sections 4.8 and 4.9, in the event of a Separation from Service for any reason other than death, payment will commence as soon as practicable but not later than 90 days following the later of (1) the 2011 Participant’s Separation from Service or (2) the 2011 Participant’s attainment of age 57.
6.    Agreement Not to Compete. In lieu of the General Rule provided in Section 6.1, the following rule will apply to 2011 Participants:
Section 6.1. General Rule. Payment of Benefits under this Plan is contingent upon the 2011 Participant’s agreement not to directly or indirectly engage in or compete with the business of the Company, either as owner, partner or employee for a period of the later to occur of the expiration of five years after termination of employment or the attainment of 65 years of age. In the event a 2011 Participant competes with the business of the Company in violation of this provision, payment of Benefits under this Plan will be suspended so long as the 2011 Participant engages in activity deemed to be in competition with the business of the Company. If a 2011 Participant ceases competing with the business of the Company or the restriction in the first sentence expires, payment of Benefits under this Plan will resume. However, the 2011 Participant will not be entitled to retroactive payment of any Benefits that were suspended under the terms of this Section.

APPENDIX C
MOOG INC. SUPPLEMENTAL RETIREMENT PLAN
PARTICIPANTS WITH GRANDFATHERED AMOUNTS

1.    Richard A. Aubrecht
2.    Robert T. Brady
3.    Joe C. Green